Exhibit 99.1
FOR IMMEDIATE RELEASE

Suntron Corporation and Applied Materials Settle Litigation

PHOENIX, AZ – November 10, 2006 – Suntron Corporation (NASDAQ: SUNN) and Applied Materials, Inc. (NASDAQ: AMAT) announced today that a confidential settlement agreement has been reached that terminates litigation initially filed by Suntron in December 2004 and by Applied Materials in January 2005. Applied Materials, Suntron Corporation and Suntron GCO, L.P. have resolved their disputes and agreed to dismiss their respective lawsuits filed in Texas and California. Applied has agreed to pay Suntron a confidential sum and will acquire certain Suntron inventory. The parties mutually release one another of all claims.

About Suntron Corporation
Suntron delivers complete manufacturing services and solutions to support the entire life cycle of complex products in the aerospace and defense, industrial, semiconductor capital equipment, networking and telecommunications, and medical markets. Headquartered in Phoenix, Arizona, Suntron operates six full-service manufacturing facilities and two quick-turn manufacturing facilities in North America. Suntron is involved in product design, engineering services, cable and harness production, printed circuit card assembly, box build, large scale and complex system integration and test.

About Applied Materials, Inc.
Applied Materials, Inc. (NASDAQ: AMAT) is the global leader in Nanomanufacturing Technology™ solutions for the electronics industry with a broad portfolio of innovative equipment, service and software products. At Applied Materials, we apply Nanomanufacturing Technology to improve the way people live. Learn more at www.appliedmaterials.com.

# # #

CONTACT:	Suntron Corporation
Paul Singh, President and CEO
Thomas B. Sabol, Chief Financial Officer
602-789-6600
ir@suntroncorp.com

Applied Materials, Inc.
Patricia Zepeda Vera, Media Relations
(408) 563-8160
media_relations@amat.com